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                                                                     EXHIBIT 4.9
                                     [COPY]

THIS CONVERTIBLE SUBORDINATED NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ARE NOT TRANSFERABLE EXCEPT UPON THE CONDITIONS SPECIFIED IN THE PURCHASE AGREEMENT REFERRED TO HEREIN.

                                   BOLLE INC.

                0% CONVERTIBLE SUBORDINATED NOTE DUE MAY 29, 2002

                                                             Dated: June 1, 1998
                                                              New York, New York

         FOR VALUE RECEIVED, the undersigned, BOLLE INC. (the "Company"), a Delaware corporation, hereby promises to pay to OZ Master Fund, Ltd. or registered assigns, the principal sum of Seven Million ($7,000,000) Dollars, or such lesser amount as may be outstanding hereunder on May 29, 2002, without interest.

         Payments of principal and other cash payments required pursuant to the terms of the Purchase Agreement (as hereinafter defined), if applicable, shall be made in lawful money of the United States of America at the principal office of the Company in Rye, New York or at such other place as the Company shall have designated for such purpose to the holder hereof in writing and may be paid by check mailed, or wire transfer as provided in the Purchase Agreement referred to below, to the registered address designated by the holder hereof for such purpose.

         This Convertible Note is one of a duly authorized issue of Convertible Notes, aggregating $7,000,000 in principal amount, issued pursuant to a certain Convertible Subordinated Note Purchase Agreement (hereinafter called the "Purchase Agreement") dated as of May 29, 1998, between the Company and the Purchasers named in said Purchase Agreement (capitalized terms not otherwise defined herein shall have their respective meanings as set forth in the Purchase Agreement).

         This Convertible Note is subject to the provisions of and is entitled to the benefits of the Purchase Agreement. In addition, the payment of the principal and other cash payments, if applicable, on this Convertible Note is subordinated in right of payment to the prior payment in full to all Senior Indebtedness (as defined in the Purchase Agreement) of the Company to the extent and in the manner set forth in the Purchase Agreement. Each holder of this Convertible Note, by accepting the same, agrees to and shall be bound by the provisions of the Purchase Agreement.

         This Convertible Note is transferable only upon the conditions specified in the Purchase Agreement. Notwithstanding the foregoing, however, this Note is registered with the Company as to both principal and other cash payments, if applicable, and

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transfer of this Convertible Note can be effected only by surrender of this
Convertible Note and either reissuance by the Company of this Convertible Note or by issuance by the Company of a new Convertible Note. The Company shall maintain a register for the transfer of this Convertible Note (the "Schedule"), containing the name and address of any holder(s) of this Convertible Note. All transfers of this Convertible Note and/or transferees of this Convertible Note shall be registered in the Schedule. This Convertible Note may be assigned only upon the surrender thereof at the address of the Company set forth in the Purchase Agreement. Thereupon, the Company shall execute in the name of the assignee either a reissued Convertible Note or a new Convertible Note, shall register such transfer in the Schedule and shall deliver either a reissued Convertible Note or a new Convertible Note to the holder. Upon surrender or presentation of this Convertible Note to the Company for transfer, this Convertible Note shall be duly endorsed and shall specify the name and address of the transferee.

         This Convertible Note is subject to certain mandatory and optional conversion provisions pursuant to which this Convertible Note is convertible into Shares of Common Stock of the Company (as set forth in Article 11 of the Purchase Agreement) in the manner, and upon the terms and conditions provided in the Purchase Agreement including, but not limited to, the procedures set forth in Exhibit C and C-1 to the Purchase Agreement.

         The Convertible Note shall be redeemed by the Company in the manner, and upon the terms and conditions provided in the Purchase Agreement. Notwithstanding anything to the contrary contained herein (subject to the provisions of Article 5 of the Purchase Agreement) (a) or in the Purchase Agreement, in the event that the Registration Statement is not declared effective by the Commission within one hundred and eighty (180) days after the Closing Date, then this Convertible Note shall be redeemed by the Company at the Redemption Price in accordance with the terms and conditions set forth in Article Twelve of the Purchase Agreement, and (b) a portion of the principal amount of the Convertible Note may be redeemable by the Company at the Redemption Price in accordance with the terms and conditions of Section 11.12 of the Purchase Agreement.

         In case an Event of Default, as defined in the Purchase Agreement, shall occur and be continuing, the principal of this Convertible Note may be declared due and payable in the manner and with the effect provided in the Purchase Agreement.

         No reference herein to the Purchase Agreement and no provision hereof or thereof shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal hereof and other cash payments hereon at the respective times and places set forth herein and in the Purchase Agreement.

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         The terms and provisions of this Convertible Note may be amended or waived in accordance with the procedures provided in Section 15 of the Purchase Agreement.

         This Convertible Note is delivered in and shall be construed and enforced in accordance with and governed by the laws of the State of New York, without giving effect to its conflict of laws rules.

         Subject to the provisions of Article 19 of the Purchase Agreement, the Company may treat the person in whose name this Convertible Note is registered as the owner and holder of this Convertible Note for the purpose of receiving payment of principal and interest on this Convertible Note and for all other purposes whatsoever and the Company shall not be affected by any notice to the contrary.

         IN WITNESS WHEREOF, BOLLE INC. has caused this Convertible Note to be dated, and to be executed on its behalf by its officer thereunto duly authorized.

                                            BOLLE INC.

                                            By: /s/ Ian G. H. Ashken
                                               ---------------------------------
                                                Name: Ian G. H. Ashken
                                                Title: Chief Financial Officer

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                             REGISTER FOR TRANSFERS

Holder                                       Name and Address
------                                       ----------------

c/o OZ Master Fund, Ltd.                     OZ Management, L.L.C.
                                             153 East 53rd Street,
                                             43rd Floor
                                             New York, New York 10022
                                             Attn:  Joel Frank, CFO
                                             Facsimile:  212-292-5950

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